UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2015

Transgenomic, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30975	91-1789357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12325 Emmet Street, Omaha, NE 68164

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (402) 452-5400

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sale of Columns Business

On September 8, 2015, Transgenomic, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Edge BioSystems, Inc. (“Buyer”), pursuant to which the Company agreed to sell to Buyer, and Buyer agreed to purchase from the Company, the Company’s manufacturing, marketing and selling high quality polymer and silica based beads and resin and chromatography columns business (collectively, the “Business”).

Pursuant to the Asset Purchase Agreement, Buyer acquired substantially all of the assets used solely in connection with the Business and assumed certain liabilities of the Business for a total cash purchase price of approximately $2.1 million (the “Asset Sale”), which was paid on September 8, 2015 upon the closing of the Asset Sale.

The Asset Purchase Agreement contains standard and customary representations, warranties and covenants. Subject to certain exceptions, the Company and Buyer each agreed to indemnify the other party for, among other things, breaches of, or defaults under, the Company’s or Buyer’s representations, warranties, covenants or agreements contained in the Asset Purchase Agreement.

The Asset Purchase Agreement contains representations and warranties that the parties to the Asset Purchase Agreement made to and solely for the benefit of each other. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures.

In connection with the Asset Purchase Agreement, the Company and Buyer entered into certain other agreements, including a transition services agreement pursuant to which the Company will provide Buyer with certain transition services for a limited time period following the closing of the Asset Sale, and a manufacturing services agreement pursuant to which Buyer will supply the Company with certain products after the closing of the Asset Sale.

There is no material relationship between the Company or any of its affiliates, on the one hand, and Buyer or any of its affiliates, on the other hand, outside of the Asset Purchase Agreement and agreements entered into connection therewith.

The foregoing description of the Asset Purchase Agreement does not purport to be a complete description of all terms of the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which the Company anticipates will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Amendment to Loan Agreement

On September 4, 2015, in anticipation of the closing of the Asset Sale, the Company entered into an amendment (the “Amendment”) to its Loan and Security Agreement, dated March 13, 2013, with Third Security Senior Staff 2008 LLC, as administrative agent and a lender, and the other lenders party thereto (collectively, the “Lenders”) for a revolving line of credit and a term loan (the “Loan Agreement”). The Amendment, among other things, (i) provides that the Lenders will waive specified events of default under the terms of the Loan Agreement, (ii) reduces the Company’s future minimum revenue covenants under the Loan Agreement, (iii) reduces the Company’s borrowing availability under the revolving line of credit to approximately $2.3 million, and (iv) limits the Company’s borrowing base under the Loan Agreement to the amount of the revolving line of credit.

The Lenders are affiliates of Third Security, LLC and hold more than 10% of the outstanding voting stock of the Company. Additionally, Doit L. Koppler II, a director of the Company, is an employee of Third Security, LLC.

The foregoing description of the Amendment does not purport to be a complete description of all terms of the Amendment and is qualified in its entirety by reference to the full text of the Amendment, which the Company anticipates will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth under the heading “Sale of Columns Business” in Item 1.01 above is hereby incorporated by reference into this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Amendment to Loan Agreement” in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On September 9, 2015, the Company issued the press release attached hereto as Exhibit 99.1 announcing the completion of the Asset Sale.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release issued by Transgenomic, Inc., dated September 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transgenomic, Inc.

	By:	/s/ Paul Kinnon
Paul Kinnon
President and Chief Executive Officer
Date: September 9, 2015

Exhibit Index

Exhibit Number	Description

99.1	Press release issued by Transgenomic, Inc., dated September 9, 2015.